Exhibit 10-4

May 21, 2003

Mr. Larry F. Miller

Dear Larry:

This agreement will set forth the terms of your consulting arrangement with Gannett. Gannett desires to retain your consulting and advisory services as set forth in this Agreement and to provide the necessary compensation to assure such services.

1.   Your Services.   You will render to Gannett the services described in Exhibit A hereto (the “Services”).

2.   Term.   The term of this Agreement will begin on July 1, 2003, and end on June 30, 2004, provided, however, that this Agreement will renew automatically for successive one year terms thereafter unless either party provides to the other written notice of non-renewal no less than 30 days prior to the end of the initial term or any renewal term. Either party may terminate this agreement on 30 days’ prior written notice at any time, in said party’s sole and subjective discretion, but in the event the Agreement is canceled by Gannett prior to the end of the initial term or any renewal term, you will be compensated as provided hereunder through the end of that term. The period during which you provide consulting services to Gannett under this Agreement, including any renewal periods, is referred to in this Agreement as the “Term.”

3.   Consideration.   (a) You will be paid for your consulting services at the rate of $600,000 per year, payable $50,000 per month on the 15th day of the month for which the services are being paid, unless you and Gannett agree on a different payment schedule. You will be paid a bonus for the 2003 fiscal year equal to one-half the bonus you were paid for the 2002 fiscal year. Upon the termination of this Agreement by you, you will be entitled to the consideration earned through the date of termination and any payments made or to be made to you will be adjusted accordingly. We will also reimburse you for all of your documented, reasonable out-of-pocket expenses incurred in performing the services hereunder. (b) Gannett also will provide you with the following during the Term of this Agreement: (i) a company automobile, (ii) a club membership, (iii) participation in the Nixon Peabody financial counseling program, and (iv) “travel/accident insurance” of $3,600,000, each of the foregoing on terms that apply generally to then current members of the Gannett Management Committee. In addition, the payout amount of your company-provided life insurance will be kept at its current level, and shall not be reduced, during the Term of this Agreement, and thereafter shall be reduced according to the schedule of reduction applicable to retired GMC members. (c) We will recommend to the Gannett Foundation that it include you in its GMC annual gift designation program, again, on the same terms applicable to other retired GMC members (e.g. John Curley and Cecil Walker). It also is our understanding that the Gannett Foundation matching gift program will be extended to include retired GMC members, including you.

4.   Normal Retirement Benefits.   Beginning on July 1, 2003, your retirement as a Gannett employee commences and your normal retirement benefits begin. For purposes of calculating your final average earnings with respect to Gannett Retirement Plan and SERP Monthly Benefit amounts, your bonus paid in 2002 for the 2001 fiscal year shall be deemed to have been $500,000.

5.   Withholding; Insurance.   All of the payments described in Section 3 above are “gross.” You agree to account for and pay all federal, state and local taxes applicable to your performance under this Agreement. You also indemnify and agree to hold harmless Gannett, its affiliated companies and their respective employees, directors, officers, agents, successors and assigns from any and all claims related to your actual or alleged failure to properly withhold and/or pay such taxes.

6.   Independent Contractor.   You acknowledge and agree that you are an independent contractor under this Agreement for all purposes and that you are not an employee of Gannett. Though you will receive certain benefits set forth in Section 3(b) above, under no circumstances will your consulting services qualify you for treatment as an active employee under any other employee benefit plan or program of Gannett and you waive any right to be so treated. Gannett shall not be liable for any of your acts or omissions, or any of those by your representatives or agents in connection with the performance of your Services under this Agreement, except as provided in this Agreement, including, without limitation, Section 10.

7.   Confidential Information.   You agree to hold in strict confidence and not to disclose to any other person or entity, either during or after the term of this Agreement, any confidential or proprietary business or technical information acquired or developed by you at any time in connection with your employment by Gannett or your performance of Services under this Agreement, including trade secrets and know-how not generally known to the public, and including information received by you from Gannett or others on our behalf (“Confidential Information”). You agree to use the Confidential Information only for Gannett’s benefit. After any termination of this Agreement, you shall not keep any document or material embodying or containing any Confidential Information.

8.   Exclusive Services.   You agree that, (i) with respect to the areas of financial or operations expertise you render to Gannett, you will not act as an employee, consultant, advisor, or in any comparable capacity, for a competitor of Gannett during the Term of your consultancy with us except as approved in advance by Gannett’s chief executive officer, which approval will not be unreasonably withheld.

9.   Work Product.   All work product produced by you in the performance of the Services (“Work Product”), alone or in conjunction with Gannett or any of its officers, agents or other employees, during the Term will be owned by Gannett, and you agree you will not make any claims with respect thereto. The Work Product will remain the property of Gannett after the Term.

10.   Indemnification.   (a) You and Gannett agree that under and during the term of this Agreement, your liability to Gannett for your conduct, and Gannett’s obligation to defend and indemnify you with respect to your conduct, each shall be the same as they were during your employment by Gannett (and to that end, Gannett agrees to indemnify you to the same extent as it indemnifies its executive officers and in order to provide that indemnification, section 17 of Article II of Gannett’s By-laws is incorporated by reference into this agreement and shall apply to you as though you are a named officer within the meaning of that section); and (b) during the Term, you will be covered by Gannett’s director and officer insurance policy as a “former insured retained as a consultant to the Company” unless coverage under that definition becomes prohibitively expensive, in Gannett’s view. In that case, you will be given at least 30 days’ prior notice.

11.   Waiver; Severability.   The waiver or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of the same or any other term or condition.

12.   Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective officers, directors, employees, agents, heirs, executors, administrators, successors and permitted assigns, as the case may be.

13.   Miscellaneous.   The laws of the Commonwealth of Virginia will govern this Agreement. This Agreement reflects the entire agreement of the parties regarding the provision of the Services and may not be modified except in a writing signed by both parties. You are not permitted to assign any of your rights or obligations under this Agreement without Gannett’s prior written consent.

If you agree with these provisions, please sign the enclosed copy where indicated.

Gannett Co., Inc.

/s/ Douglas H. McCorkindale By: Douglas H. McCorkindale

Agreed to and accepted as of
May 21, 2003

/s/ Larry F. Miller

Larry F. Miller

EXHIBIT A

Description of Services

     You agree to work approximately one-half time in providing consulting efforts under this Agreement. In the event you are called upon to devote more time than that to the Services, then you and the Company will reach an equitable adjustment of the consideration to be paid under this Agreement.

     You will consult with Gannett generally concerning financial, operations or other matters, as requested either by Gannett’s CEO or its chief financial officer.

     Your services will include consultations with Gannett’s chief executive officer, its chief financial officer, its operating division heads, other Gannett executives, and other persons as requested by Gannett, concerning methods, techniques, planning, and strategies with respect to the matters set forth above. Your services also may include meetings and any other related activities as may reasonably be requested by Gannett. You also will consult with Gannett on such other matters as you and Gannett’s chief executive officer or its chief financial officer may mutually agree. The services described in this Description of Services are referred to in this Agreement as the “Services”.

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